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                              Exhibit 22

                          List of Subsidiaries

                           M.S. Carriers, Inc.


M.S. Carriers Warehousing & Distribution, Inc.

M.S. Nationwide, Inc. (inactive)

M.S. Carriers Logistics Mexico S.A. de C.V.

M.S. International, Inc.